EXHIBIT 99.1

Immunomedics Announces Fiscal 2016 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Aug. 17, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) today reported financial results for the fourth quarter and fiscal year ended June 30, 2016. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter Fiscal 2016 Results

Total revenues for the fourth quarter ended June 30, 2016, were $0.9 million, compared to $2.4 million for the same quarter last year, a decrease of $1.5 million, or approximately 63%. The decrease was due primarily to the receipt of a $1.0 million license fee in the quarter ended June 30, 2015 upon attaining a clinical development milestone in accordance with the Company’s Collaboration Agreement with The Bayer Group (Bayer) (as amended), and a $0.6 million decrease in research and development revenues in the current quarter due to fewer government funded research grants.

Total costs and expenses for the quarter ended June 30, 2016 were $15.6 million, compared to $13.6 million for the same quarter in fiscal 2015, an increase of $2.0 million, or approximately 15%. The increase was due primarily to a $1.4 million increase in research and development expenses, mainly from increased manufacturing costs for antibody-drug conjugates in clinical trials, and a $0.6 million charge to cost of goods sold for LeukoScan® inventories that did not meet our quality control standards.

Interest expense related to the 4.75% Convertible Senior Notes due 2020 (Convertible Notes) was $1.4 million for both quarters ended June 30, 2016 and June 30, 2015, including amortization of $0.2 million debt issuance costs in each quarter.

Net loss attributable to stockholders was $15.9 million, or $0.17 per basic and diluted share, for the fourth quarter of fiscal year 2016, compared with net loss attributable to stockholders of $12.4 million, or $0.13 per basic and diluted share, for the same quarter in fiscal 2015, an increase of $3.5 million, or approximately 28%. The increase was due primarily to the $2.0 million increase in total costs and expenses and $1.5 million decrease in revenues, as described above.

Fiscal Year 2016 Results

Total revenues for fiscal year 2016 were $3.2 million, compared to $5.7 million for fiscal year 2015, a decrease of $2.5 million, or approximately 44%. The decrease was due primarily to a $1.2 million decrease in government funded research grants, the receipt of a $1.0 million clinical milestone payment from Bayer in fiscal year 2015, and a $0.3 million decrease in LeukoScan® sales, due primarily to unfavorable fluctuations in currency exchange rates and lower sales volume in Europe.

Total costs and expenses for the fiscal year ended June 30, 2016 were $62.2 million, compared to $51.9 million for fiscal 2015, an increase of $10.3 million, or approximately 20%. The increase was due primarily to an $11.8 million increase in research and development expenses from increased clinical trial expenses and manufacturing costs for antibody-drug conjugates clinical trials and the Phase 3 PANCRIT-1 study in pancreatic cancer, a $0.9 million increase in cost of goods sold due to a $0.9 million write down of LeukoScan® inventory, and a $0.2 million increase in sales and marketing expenses due primarily to employee related severance costs and the relocation of the Immunomedics GmbH offices; offset partially by a $2.6 million reduction in legal and professional fees related to the arbitration proceedings with Takeda Pharmaceutical Company Limited, which occurred in fiscal year 2015.

Interest expense related to the Convertible Notes was $5.5 million for fiscal year 2016, including $0.7 million for the amortization of debt issuance costs, compared to $2.1 million interest expense for fiscal year 2015, including the amortization of $0.3 million of debt issuance costs, an increase of $3.4 million, or approximately 162%. The increase is due to the fact that the Convertible Notes were issued in February 2015; therefore, fiscal 2015 contains interest for part of the year, while fiscal 2016 contains interest for the full year.

An income tax benefit of $5.1 million was recorded for the current fiscal year, as a result of cash proceeds received from the sale of a portion of our New Jersey State net operating losses and research and development tax credits through the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program. There were no comparable sales in the previous year.

Net loss attributable to stockholders was $59.0 million, or $0.62 per basic and diluted share, for fiscal year 2016, compared to net loss attributable to stockholders of $48.0 million, or $0.51 per basic and diluted share, in fiscal year 2015, an increase of $11.0 million, or approximately 23%. The increase was due primarily to increased research and development costs, interest expense, and lower license fee revenue, which were offset partially by the income tax benefit received and lower legal and professional fees, as described above.

Cash, cash equivalents, and marketable securities were $50.6 million as of June 30, 2016.

“We plan to spend approximately $42 million to $44 million during fiscal 2017,” commented Michael R. Garone, Vice President Finance and Chief Financial Officer. “Based on this projection, we believe our current funds are sufficient to continue operations and budgeted research and development programs, which include preparations for a Phase 3 confirmatory trial of sacituzumab govitecan in triple-negative breast cancer, preparations for commercial manufacturing of sacituzumab govitecan, the continuation of the Phase 2 study of sacituzumab govitecan in certain select solid cancers, and the continuation of the Phase 1 trial of IMMU-114, for at least the next twelve months.” Mr. Garone added, “We are pursuing strategic licensing or collaboration agreements as a potential source of financing to initiate the Phase 3 confirmatory trial of sacituzumab govitecan in triple-negative breast cancer, to manufacture sacituzumab govitecan for Phase 3 and commercial supplies, and to fund other research and development programs continuing or planned beyond fiscal 2017.”

The Company’s key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

At a Breakthrough Therapy Designation follow-on meeting, the Company received guidance from the U.S. Food and Drug Administration (FDA) for a potential accelerated approval for sacituzumab govitecan as a treatment for patients with triple-negative breast cancer (TNBC) who have received at least two prior therapies, including taxane, for metastatic disease. The application for accelerated approval will be based on the ongoing single-arm Phase 2 trial with additional patients to be enrolled. All patients receive repeated cycles of sacituzumab govitecan at the dose of 10 mg/kg. Treatment responses, including confirmed objective response rate (ORR) and mature duration of response (DOR), are assessed with computed tomography in accordance with RECIST 1.1, and confirmed by an independent centralized and blinded group of radiology experts. In addition, a confirmatory Phase 3 clinical study based upon the Special Protocol Assessment (SPA) agreed with the FDA is expected to be underway at the time of submission of an application for accelerated approval.

Phase 2 testing of sacituzumab govitecan continues in metastatic TNBC, small-cell lung cancer (SCLC), non-small-cell lung cancer (NSCLC) and urothelial cancer:

  Sacituzumab govitecan provided a median survival benefit in patients with metastatic TNBC who had received a median of 5 (range, 2 – 12) prior lines of therapy. As of May 2016, the objective response rate (ORR) for this group of patients continues to be encouraging, as does the interim median duration of response (DOR) and the overall survival (OS).
  Significant tumor shrinkage and disease stabilization were observed in adenocarcinoma and squamous cell carcinomas, the two major subtypes of NSCLC, and in certain patients who had failed previous anti-PD-1/PD-L1 therapy.
  For SCLC, despite the aggressive nature of the disease, encouraging ORR in assessable patients were observed after receiving treatment with sacituzumab govitecan at the dose level of 8 mg/kg or 10 mg/kg. The median number of prior chemotherapies for this group of patients was 2 (range, 1-5). All patients had previous treatment with platinum-based therapy and etoposide, and 11 had received topotecan.
  Interim results compare favorably with historical ORR, PFS and OS reported in the medical literature with multiple chemotherapy regimens in the second- or third-line setting of metastatic urothelial cancer.

Labetuzumab Govitecan (IMMU-130)

Our second investigational solid-tumor antibody-drug conjugate (ADC) involves our anti-CEACAN5 antibody, labetuzumab, conjugated to SN-38. The agent is currently being studied in patients with metastatic colorectal cancer (mCRC) who had received at least one prior irinotecan-containing regimen and had an elevated blood titer of carcinoembryonic antigen (CEA). Several dosing schedules were evaluated in three Phase 1 studies. Labetuzumab govitecan showed therapeutic activity in all three trials, but a more frequent dosing schedule, with administrations of the ADC once or twice-weekly for two weeks followed by a week off, appeared to be more active in patients with mCRC than when administered every other week.

In the expanded Phase 2 study, patients were being treated in three-week cycles, receiving labetuzumab govitecan at 8 or 10 mg/kg once-weekly or twice a week at 4 or 6 mg/kg for the first two weeks, followed by one week of rest. Updated results were presented at the 2016 AACR Annual Meeting. Since then, the Phase 2 study has been completed and we are now evaluating the various measures of efficacy, especially OS.

Since there was no significant difference in safety and efficacy between the two once-weekly dosing schedules, for patient’s convenience, the once-a-week dose of 10 mg/kg was chosen for future studies in mCRC patients.

IMMU-114

IMMU-114 is a novel humanized antibody directed against an immune response target, HLA-DR, under development for the treatment of patients with B-cell and other HLA-DR-expressing cancers. Increased presence of HLA-DR in hematologic cancers has made it a prime target for antibody therapy. By targeting HLA-DR, a receptor that is different from the antigen targeted by rituximab or other antibodies in development for non-Hodgkin lymphoma (NHL) and other B-cell malignancies, IMMU-114 may represent a new tool in the arsenal to combat these cancers. The anti-HLA-DR antibody is being evaluated as a subcutaneously-administered monotherapy for patients with NHL or chronic lymphatic leukemia (CLL) in a Phase 1 study.

Milatuzumab

Milatuzumab is a humanized monoclonal antibody targeting tumors that express the CD74 antigen, which is present on a variety of hematological tumors and even on some solid cancers, with restricted expression by normal tissues. It has received orphan drug designation from the FDA for the treatment of patients with multiple myeloma or CLL. Milatuzumab is the first anti-CD74 antibody that has entered into human testing and we have completed initial Phase 1 studies in patients with relapsed multiple myeloma, NHL or CLL. The anti-CD74 antibody is currently being studied subcutaneously in a Phase 1b study in patients with active systemic lupus erythematosus (SLE), supported by a three-year research grant from the U.S. Department of Defense with a potential funding of $2 million.

Final results of the Company’s clinical trials will be presented at medical meetings and/or in medical publications.

Conference Call

The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2016, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 48671310. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through September 16, 2016.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 288 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30,	June 30,
			2016	2015
ASSETS
Current Assets:
Cash and cash equivalents			$13,203,625	$13,452,775
Marketable securities			37,424,221	86,165,532
Accounts receivable, net of allowance for doubtful accounts			513,992	345,627
Inventory			350,524	584,424
Other receivables			236,768	857,068
Prepaid expenses			1,038,155	1,136,103
Other current assets			183,820	945,673
			52,951,105	103,487,202

Property and equipment, net			3,969,163	2,241,838
Other long-term assets			30,000	50,566

			$56,950,268	$105,779,606

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses			$15,188,189	$11,808,223
Deferred revenues			235,372	271,667
Other liabilities			1,699,276	1,599,760
Convertible senior notes - net			97,354,398	96,624,577
Stockholders' deficit			(57,526,967)	(4,524,621)

			$56,950,268	$105,779,606

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Product sales	$546,654	$465,031	$2,260,994	$2,648,657
License fee and other revenues	84,617	1,000,000	386,941	1,250,000
Research & development	300,915	930,573	585,312	1,754,434

Total Revenues	932,186	2,395,604	3,233,247	5,653,091

Costs and Expenses	15,567,613	13,583,367	62,241,338	51,872,600

Operating Loss	(14,635,427)	(11,187,763)	(59,008,091)	(46,219,509)

Interest (Expense) and Other Income	(1,287,013)	(1,223,599)	(5,181,458)	(1,846,233)

Loss before Income Tax Benefit (Expense)	(15,922,440)	(12,411,362)	(64,189,549)	(48,065,742)

Income Tax Benefit (Expense)	(2,939)	(16,047)	5,053,833	(58,229)

Net Loss	(15,925,379)	(12,427,409)	(59,135,716)	(48,123,971)

Less Net Loss attributable on noncontrolling interest	(24,346)	(26,845)	(98,766)	(121,605)
Net Loss attributable to Immunomedics, Inc. stockholders	$(15,901,033)	$(12,400,564)	$(59,036,950)	$(48,002,366)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.17)	$(0.13)	$(0.62)	$(0.51)

Weighted average number of common shares
outstanding (basic and diluted):	95,074,928	93,656,814	94,770,172	93,314,872

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com